UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
 Date of Report (Date of earliest event reported): March 26, 2019 (March 25, 2019)
Churchill Downs Incorporated
(Exact name of registrant as specified in its charter)

Kentucky (State of incorporation)	001-33998 (Commission file number)	61-0156015 (IRS Employer Identification No.)

600 North Hurstbourne Parkway, Suite 400, Louisville, Kentucky 40222
(Address of principal executive offices)
(Zip Code)

(502) 636-4400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On March 25, 2019, Churchill Downs Incorporated (“CDI”) (NASDAQ: CHDN) issued $600 million in aggregate principal amount of 5.50% senior notes due 2027 (the “Notes”) in connection with its previously announced private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).
Indenture
The terms of the Notes are governed by that certain Indenture entered into on March 25, 2019 by and among CDI, the guarantors named therein (the “Guarantors”), and U.S. Bank National Association, as trustee.
The interest payment dates are April 1 and October 1, commencing on October 1, 2019. CDI may redeem some or all of the Notes at any time prior to April 1, 2022, at a price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium. On or after such date CDI may redeem some or all of the Notes at redemption prices set forth in the Indenture. In addition, at any time prior to April 1, 2022, CDI may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 105.500% of the principal amount thereof, with the net cash proceeds of one or more equity offerings provided that certain conditions are met.
The terms of the Indenture, among other things, limit the ability of CDI to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates.
Subject to certain limitations, in the event of a change of control triggering event (as defined in the Indenture), CDI will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.
The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 30% in aggregate principal amount of the then outstanding series of Notes may declare all the Notes of such series to be due and payable immediately. The Indenture is filed as Exhibit 4.1 hereto and this description thereof is qualified by reference thereto.
Registration Rights Agreement
In connection with the issuance of the Notes, CDI and the Guarantors entered into a Registration Rights Agreement to register any Notes under the Securities Act for resale that are not freely tradable 366 days from March 25, 2019. The agreement is filed as Exhibit 4.2 hereto and this description thereof is qualified by reference thereto.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 under “Indenture” is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statement and Exhibits.
Exhibit No.         Description
4.1Indenture dated as of March 25, 2019, among CDI, the Guarantors and U.S. Bank National                     Association as trustee.

4.2Registration Rights Agreement dated March 25, 2019 by and among CDI, the Guarantors and J.P.                     Morgan Securities, LLC, as representative of the initial purchasers.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

CHURCHILL DOWNS INCORPORATED
Date: March 26, 2019
	By:	/s/ Marcia A. Dall
	Name:	Marcia A. Dall
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)